UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Silver Star Properties REIT, Inc.
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On November 18, 2025, Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) issued a Shareholder update entitled “Correcting Hartman’s False Claims, Providing Shareholder Facts & Hartman Deposition Timeline”. The communication responds to a series of recent DFAN 14A filings by former CEO Allen Hartman and addresses what the Company identifies as false, misleading, and incomplete statements regarding Silver Star’s governance, audit timing, meeting schedule, and litigation matters. The Statement outlines documented facts, including court transcripts, sworn affidavits, valuation evidence, and operational findings, that contradict and correct Mr. Hartman’s false claims, explains the basis for postponement of the Annual Meeting, and provides context regarding Mr. Hartman’s conduct and the Company’s ongoing federal securities litigation. It also previews the timeline of Mr. Hartman’s upcoming deposition and reaffirms Silver Star’s commitment to transparent disclosure, responsible governance, and protecting shareholder value. Please refer to the full rebuttal, response and facts presented below and attached hereto as Exhibit 99.1 for further details.

Exhibit Index

Exhibit Number	Exhibit Description
99.1	November 18, 2025 - Press Release

November 18, 2025

Correcting Hartman’s False Claims, Providing Shareholder Facts & Hartman Deposition Timeline

Dear Silver Star Shareholders,

Silver Star Properties REIT, Inc (“Silver Star” and the “Company”) is issuing this statement to correct the record in response to the series of false, misleading, and inflammatory communications recently filed DFAN 14A’s and distributed by former CEO Allen Hartman (“Mr. Hartman”). These filings repeat demonstrably inaccurate claims about the Company’s governance, financial reporting, meeting schedule, litigation posture, and operational history, while omitting the extensive factual record that contradicts Hartman’s narrative. In light of these distortions, and in advance of Mr. Hartman’s upcoming deposition, Silver Star is providing shareholders with the documented facts, including sworn testimony, court transcripts, valuation evidence, operational findings, and third-party professional analyses that fully rebut the misinformation advanced by Mr. Hartman and his affiliates.

The following sections address, point-by-point, the falsehoods contained in Mr. Hartman’s recent filings and provide deposition facts, evidence, and historical context that shareholders deserve. This includes a clear account of delays that the Company believes were driven not by Silver Star, but by Mr. Hartman’s own obstruction; an explanation of the Court’s directives and the Board’s lawful basis for postponement; and a revisiting of the Company’s correction of Mr. Hartman’s misleading liquidation rhetoric. This update also outlines the extensive record of financial mismanagement and undisclosed risks that originated under Mr. Hartman’s leadership. The Company believes that Mr. Hartman’s actions reflect an effort to regain control in order to eliminate the $55 million lawsuit currently pending against him. Finally, Silver Star reaffirms its commitment to protecting shareholder value through responsible governance, transparent disclosures, including those regarding Mr. Hartman’s upcoming deposition, and the continued pursuit of accountability on behalf of all shareholders. Please read below for the supporting facts.

1.The Shareholder meeting was scheduled as instructed by the court but the actual vote could not be held without an audited financial statement.
a.Silver Star warned repeatedly that the audit was delayed because of Hartman rhetoric (that was his plan all along).
b.Hartman never wanted a meeting; he wanted control under the guise of liquidation. In the beginning of the proxy fight he urged shareholders not to vote so that a quorum could not be met. It was the Silver Star board that changed the quorum so that, for the first time ever and certainly not under Hartman regime, an annual meeting could be held.
c.On 10/20/25, in open court, Silver Star attempted to move forward with an annual meeting on 10/21/25 without an audited financial statement but Hartman would not agree indicating that if Silver Star were to hold the meeting as scheduled, he would fight it costing you even more money.

2.    The Court did not mandate a meeting by October 21, 2025, it ordered an annual meeting OR Silver Star must proceed with an orderly liquidation.
a.In his usual manipulation of matters, Hartman tells you that the board had no valid basis for cancelling the meeting. Hartman fails to tell you that Silver Star attempted to hold the meeting, even risking an SEC violation without audited financials, but Hartman would not agree to that. He fails to mention that Silver Star has, still pending, the suit against him in Maryland Federal Court for over 250 SEC violations. That is more than enough basis to postpone (not cancel) the meeting,
b.Silver Star will consider the pros and cons for an appeal of the court's simple denial to keep alive the opportunity to hold a meeting when the audited financials are complete.

3.    Hartman’s "burn the house down" mentality is nothing more than projecting. The house was burning by a fire set by him before we came in and he has continued to add gasoline.

a.We gave you the facts in the Rest of the Story on the website: DEFA 14A - The Rest of the Story.
b.It was Hartman that overstated the value of the properties and hid that from the board and shareholders.
c.As a result of his overstating the values, he could not secure the much needed refinancing leaving Silver Star in default and a cash trap.
d.It was Hartman that used Silver Star money and resources to build his own other empire.
e.It was Hartman that kept taking dividends for himself and cancelling yours.
f.It was Hartman that left Silver Star with mountains of deferred maintenance and failing systems on the properties and no cash to make the repairs.
g.It was Hartman that lied about renewals and leases, hiding the true condition of the company from the board.
h.It was Hartman that exposed himself to an employee and caused the company to pay Hush Money on his behalf and hid that from the board.

Everything we have said before and now has been told to you repeatedly. You can find it again on the website.

4. Silver Star has warned you repeatedly that all assets are cross-collateralized. It is Hartman that kept giving you a "pie in the sky" return to you in a liquidation scenario. He finally acknowledges that in his recent 14A. He knows that liquidation is not the best avenue for you, he only wants control.

a.Hartman wants control to drop the $55M lawsuit pending against himself and his other entities.
b.Timing of his 14A is curious, isn't it. He is scheduled for his deposition in that case on 11/20/25.
c.The deposition will be videoed and to the extent possible, we will make that video available to you.

5. Hartman can spend all the money he wants to on this proxy fight, but we are not.

a.If it makes sense, we will appeal the district court order to preserve your interests.
b.If necessary, we intend to prepare an orderly liquidation plan to protect all assets including the Hartman lawsuit.
c.We intend to leave open the option of counting the votes upon the completion of the audit.
d.We will take into consideration the current economic environment to either outright sell or spin off certain assets to solve liquidity issues and make or preserve value. The Wall Street Journal had a recent article that provides even more evidence that the Class B&C office properties sector is not a good investment, anywhere and especially not in the hands of Hartman.
e.The board will be engaged to fully develop, with advice and counsel from management, its vision for all Silver Star matters to continue its efforts to maximize value for all shareholders.

Sincerely,

The Board of Directors
Silver Star Properties REIT, Inc.

Media Contact: press@silverstarREIT.com
Investor Relations Contact: investorrelations@silverstarREIT.com
877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 29, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee and current directors, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “draft”. “pro forma”, “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations its annual report on Form 10-K can be completed and publicly filed; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s view of the future of self-storage; the Company’s view of the future performance of any specific asset or all assets of the Company; the Company’s view of the potential future share price of the common stock; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in presentations and press and news releases speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.